Exhibit 10.2

February 9, 2023

NOVACCESS GLOBAL INC.

8584 E. Washington Street, No. 127

Chagrin Falls, OH 44023

Attn:

E-mail:

VIA ELECTRONIC MAIL

Re: Modifications

Dear Sirs:

Reference is made to that certain securities purchase agreements, dated February 15, 2022 and May 5, 2022, respectively, by and between NOVACCESS GLOBAL INC., a Colorado corporation (the “Company”), and AJB Capital Investments, LLC, a Delaware limited liability company (the “Purchaser”) (together, the “Purchase Agreements”). Defined terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreements.

For good and valuable consideration, including the Modification Fee Shares (as described below), the receipt and adequacy of which are hereby acknowledged, the Purchaser consents (the “One-time Modifications”) to (i) extend the maturity date of that certain promissory note, dated February 15, 2022 in an original principal amount of $250,000, from February 16, 2023 to May 9, 2023 and (ii) increase the principal amount of the May 5, 2022 Purchaser Note in an amount equal to $265,000 (the “February 2023 Tranche”). The February 2023 Tranche shall have a 10% original issue discount, shall bear interest at the rate of 10% per annum, and shall be repayable in full on or before May 9, 2023. Interest on each of the Purchaser Notes shall accrue and shall be due and payable, together will all other amounts due and owing thereunder on or before May 9, 2023.

In consideration for the foregoing One-time Modifications, (i) the Company shall issue to Purchaser 1,000,000 warrant shares, with an exercise price of $0.20 (pursuant to the warrant in the form annexed hereto) and (ii) and the warrants issued previously to the Purchaser on August 20, 2021 and February 15, 2022, respectively, shall have their respective exercise price automatically adjusted to $0.20, and all other warrants previously issued to Purchaser shall remain unchanged.

In additional consideration for the foregoing One-time Modifications, the Company shall issue to Purchaser 500,000 shares of the Company’s Common Stock at a price per share of $0.20 (the “Modification Fee Shares”), which Modification Fee Shares shall be subject to (i) the terms and conditions of Section 4(o) of the Purchase Agreements and (ii) the Company’s obligations under Section 4(o) of the Purchase Agreements. The Company shall instruct its transfer agent (the “Transfer Agent”) to issue a certificate or book entry statement representing the Modification Fee Shares, issuable to the Purchaser immediately upon the Company’s execution of this letter agreement (the “Letter Agreement”) and shall cause its Transfer Agent to deliver such certificates or book entry statements to Purchaser. The Purchaser shall never be in possession of an amount of Common Stock greater than 9.99% of the issued and outstanding Common Stock of the Company; provided, however, that this ownership restriction described in this paragraph may be waived by Purchaser, in whole or in part, upon 61 days’ prior written notice. In the event such certificates or book entry statement representing the Modification Fee Shares issuable hereunder shall not be delivered to the Purchaser (unless they cannot be issued due to the 9.99% limitation), it shall be an immediate default under the Transaction Documents. The Modification Fee Shares, when issued, shall be deemed to be validly issued, fully paid, and non-assessable shares of the Company’s Common Stock. The Modification Fee Shares shall be deemed fully earned as of the date hereof. The Company shall have registered the Modification Fee Shares pursuant to an effective registration statement with the SEC no later than 180 days following the date hereof.

Except as otherwise set forth herein, all terms and conditions of the Transaction Documents shall remain in full force and effect.

The Modifications set forth in this Letter Agreement are limited to the matters expressly set forth herein and should not be construed as an indication that the Purchaser has agreed to any other modifications to, consents of, or waivers of any other terms or provisions of the Purchase Agreements or any Transaction Document or of the terms of any other agreement, instrument or security or any modifications to, consents of, or waivers of any default that may exist or occur thereunder.

The Company hereby represents and warrants and covenants to the Purchaser that nothing contained herein or otherwise disclosed to the Purchaser by the Company in connection herewith constitutes material non-public information. As of the date hereof, the Company shall have disclosed all material, non-public information (if any) provided up to the date hereof to the Purchaser by the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that has not previously been publicly disclosed by the Company in a filing with the Securities and Exchange Commission.

The Company hereby covenants and agrees that, as of the date hereof, (i) the Purchaser has no confidentiality or similar obligation under any agreement to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents and (ii) the Purchaser has not made any agreement with the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent not to purchase or sell, long and/or short, the Common Stock or any other securities of the Company.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to choice of law principles. Any dispute arising under or relating to or in connection with this Letter Agreement shall be subject to the exclusive jurisdiction and venue of the State and/or Federal courts located in New York. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

Very truly yours,

AJB Capital Investments, LLC

By:         /s/ Ari Blaine

Name:  Ari Blaine

Title:   Managing Member

Acknowledged and Agreed:

NOVACCESS GLOBAL INC.

By:          /s/ Dwain K. Irvin

Name: Dwain K. Irvin

Title:   Chief Executive Officer